UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16333 Phoebe, La Mirada, CA	90638
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01                  Entry into a Material Definitive Agreement

On February 1, 2010, BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended by one year by agreement dated February 23, 2009), pursuant to which Mr. Dargan served as the Company’s Chief Financial Officer for a period of two years, through January 31, 2010. The Engagement Extension Agreement dated as of February 1, 2010 (the “Engagement Extension Agreement”) provides for an additional one-year term effective February 1, 2010 (the “Extended Term”). During the Extended Term, Mr. Dargan will continue to receive a fee of $4,000 per month, which amount will be increased to $8,000 in months during which the Company files its periodic quarterly and annual financial reports with the Securities and Exchange Commission.

In addition to the cash compensation specified above, Mr. Dargan will be issued stock options over the Extended Term.  Each option will allow Mr. Dargan to purchase 10,000 shares of the Company’s common stock, and will be granted on the last business day of each month commencing February 2010 and ending January 2010, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s common stock on each grant date, each such option to be fully vested upon grant.

Mr. Dargan will continue to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2010, the Company’s Compensation Committee issued options and a restricted stock award pursuant to the Company’s 2007 Equity Incentive Plan to certain employees, outside consultants and professionals who had provided services to the Company during 2008 and 2009, consistent with management’s recommendations to the committee.

In total, options to purchase an aggregate 1,060,000 shares of the Company’s common stock were issued, at an exercise price of $0.575 per share, which price was $0.075 more than the $0.50 closing price of the Company’s common stock on the date of grant. Of the options issued, the following options were issued to the Company’s principal executive officer, principal financial officer, and named executive officers, as set forth in the following table:

Name	Position	Number of Shares Underlying Options

Dennis P. Calvert	President and Chief Executive Officer	200,000
Charles K. Dargan II	Chief Financial Officer	60,000
Kenneth R. Code	Chief Technology Officer	200,000
Joseph L. Provenzano	Secretary, VP of Operations	200,000
	Total	660,000

With one exception, the options issued expire ten years from the date of grant (the option issued to Mr. Code expires five years from the date of grant).

In addition to the options issued, the Compensation Committee issued one restricted stock award of 200,000 shares to an individual who had provided services to the Company during the years 2008 and 2009, and continues to provide services to the Company. The shares issued are restricted from transfer for a period of two years from the date of grant.

Item 8.01 Other Events

Effective February 4, 2010, the Company has relocated its principal executive office to 16333 Phoebe, La Mirada, California, pursuant to a sublease with the E.T. Horn Company.

Item 9.01 Financial Statements and Exhibits

†10.1	Engagement Extension Agreement dated as of February 1, 2010 between BioLargo, Inc. and Charles K. Dargan, II.

 †  Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2010	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer